Exhibit 16.1

July 8, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 1, 2020 to be filed by our former client, Greenpro Capital Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Weinberg & Company, P.A.
Los Angeles, California